Exhibit 99.1

AspenBio Outlines Steps for FDA 510(k) Clearance of AppyScore™, the First Blood-based Screen/Triage Test for Human Appendicitis

Company Expects FDA 510(k) Clearance Before End of 2008; Ongoing Pre-FDA Clinical Data Collection Continues to Support High Test Sensitivity

CASTLE ROCK, CO., December 27, 2007 — AspenBio Pharma, Inc. (Nasdaq-CM: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, has outlined plans for submitting its final data package to the United States Food and Drug Administration (“FDA”) for market approval of AppyScore™, the first blood-based screen/triage test for human appendicitis.

Following its official pre-IDE response from FDA in November, AspenBio plans to complete the final data package for a 510(k) submission by mid to late 2008. FDA regulations require the FDA to complete the 510(k) review within 90 days of submission. Steps currently proceeding under supervision of the company’s FDA consultants cover the following primary areas:

1)	Pivotal clinical data trial definition and completion under FDA regulatory guidelines using GMP validated test version

2)	Finalization of logistics with cGMP manufacturer of the AppyScore test

3)	Preparation of FDA 510(k) final data submission package for clearance by FDA

In order to receive FDA 510(k) clearance, AspenBio must successfully demonstrate the performance characteristics of its final GMP-validated device.  This includes non-clinical laboratory performance testing, like assay precision and analytical sensitivity, as well as clinical testing in the field. AspenBio has selected a manufacturer for the AppyScore Screen Test with extensive experience in manufacturing in-vitro diagnostic devices according to 21 CFR 820, and which has been registered with the FDA to manufacture these types of devices.

As disclosed in a September 28, 2007 press release, AspenBio’s pre-FDA multi-hospital study substantially advanced the optimization of sampling and testing methodologies necessary for FDA clinical studies. AspenBio and its FDA advisors are finalizing the clinical protocol that will involve testing of about 500 patients in multiple hospital sites.

Based upon AspenBio’s prior experience with patient recruitment rates in the pre-FDA preliminary studies, the company expects this final FDA clinical study to be completed within five to six months. The clinical portion of the 510(k) application will be conducted concurrently in accordance with FDA guidelines and as directed by the company’s FDA consultants.

AppyScore Screen Test is designed to screen patients suspected of having appendicitis. Emergency room physicians are expected to use the device as part of a complete clinical workup. The key metric for the clinical study is the device’s Negative Predictive Value, which has been shown consistently in pre-FDA clinical studies to be approximately 98%.

        “Our path to FDA 510(k) clearance is clear and well planned, and we are excited to be moving so rapidly toward the commercialization of this first-generation blood test for appendicitis,” said AspenBio Pharma president and CEO, Richard Donnelly. “Ongoing data collection continues to support the exceptional effectiveness and efficacy of AppyScore, and we are carefully taking the final steps necessary to deliver a high-quality, first-of-its-kind appendicitis screen blood test to the U.S. market. Appendicitis is expected to afflict five to seven percent of the world’s population at some point in their lives, so the worldwide market potential for this test is tremendously vast. Given our achievements over the last year that have taken us far down this path for final data acquisition and submission, we have every reason to expect FDA 510(k) clearance for AppyScore before the end of 2008.”

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, go to www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of, obtain FDA approval for and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860